BLOCKBUSTER COMPLETES $1.25 BILLION INVESTMENT IN VIACOM

   New York, New York, March 10, 1994 -- Pursuant to the terms of their subscription agreement, Viacom Inc. (ASE: VIA and VIAB) and Blockbuster Entertainment Corporation (NYSE: BV) announced today that Blockbuster has purchased approximately 23 million shares of Viacom Class B Common Stock for a total consideration of $1.25 billion.

   The merger of Viacom and Blockbuster is expected to be submitted to shareholders for approval in late April or early May.

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Contact:     Viacom Inc.          Blockbuster Entertainment Corp.
             Raymond A. Boyce     Wally Knief
             212/258-6530         305/832-3250

             Edelman
             Scott Tagliarino
             212/704-8261